WAIVER CERTIFICATE

        This Waiver Certificate is dated as of this 16th day of September, 2004 by Barron Partners, LP, a limited partnership organized under the laws of the State of Delaware (“Barron”) in connection with that certain Registration Rights Agreement (the “Registration Rights Agreement”) dated as of the 19th day of July, 2004 by and between Barron and Findex.com, Inc., a corporation organized and existing under the laws of the State of Nevada (“Findex”).

        WHEREAS, pursuant to Sections 2.2 and 2.6 of the Registration Rights Agreement, Findex is obligated to file a registration statement (the “Registration Statement”) no later than September 17, 2004 covering certain shares of its common stock acquired by Barron in a stock purchase transaction as of the same date as the Registration Rights Agreement (the “Stock Purchase Transaction”) in order to avoid the imposition of financial penalties against Findex pursuant to Section 2.6 of the Registration Rights Agreement;

        WHEREAS, Barron desires for Findex to include in the Registration Statement certain shares of common stock issuable upon exercise of certain warrants (the “Warrant Shares”) to be issued to Barron as part of the Stock Purchase Transaction;

        WHEREAS, Findex currently has insufficient authorized capital stock to cause to be registered the Warrant Shares, but has obtained the written consent of a sufficient number of stockholders to duly adopt (in accordance with Nevada state law and Findex’s articles of incorporation and bylaws) an amendment to Findex’s articles of incorporation increasing the number of shares of its authorized common stock so as to enable Findex to duly issue the Warrant Shares (the “Charter Amendment”);

        WHEREAS, it shall be necessary to file a 14C information statement in preliminary and final form with the SEC, and to deliver such information statement to Findex stockholders (the “Information Statement Procedure”), in order to satisfy applicable federal securities laws;

        WHEREAS, although Findex has prepared a form of preliminary 14C information statement which it stands ready to file, the Information Statement Procedure necessarily takes a minimum of 30 days to complete (inclusive of applicable waiting and notice periods) and may take longer;

        WHEREAS, Barron desires for Findex to include the Warrant Shares in the Registration Statement and, therefore, to wait for the Charter Amendment to be duly filed with the Nevada Secretary of State prior to the filing by Findex of the Registration Statement;

        NOW, THEREFORE, for and in consideration of Findex’s commitment to include the Warrant Shares in the Registration Statement, Barron hereby waives its right to any financial penalty to which it might otherwise be entitled under Section 2.6 of the Registration Rights Agreement in the event of a failure on the part of Findex to file the Registration Statement by September 17, 2003; provided, however, that the Registration Statement required pursuant to Section 2.2 of the Registration Rights Agreement is filed no later than November 12, 2004.

BARRON PARTNERS, LP By: /s/ Andrew Barron Worden Name: Andrew Barron Worden Title: President, Barron Capital Advisors, LLC (a Delaware limited liability company)